Exhibit 23.4

PricewaterhouseCoopers LLP
Chartered Accountants
PO Box 82
Royal Trust Tower, Suite 3000
Toronto Dominion Centre
Toronto, Ontario
Canada M5K 1G8
Telephone +1 416 863 1133
Facsimile +1 416 365 8215

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, dated July 23, 2003 of Lions Gate Entertainment Corp. of our report dated June 22, 2001, except for note 2(a) which is at April 28, 2003, relating to the consolidated financial statements of the Company which appears in the Annual Report on Form 10-K.

/s/PricewaterhouseCoopers LLP

Toronto, Canada
July 23, 2003

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.